Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated August 23, 2007 included in the Registration Statement (Form S-1 related to the registration of XXX,XXX shares of common stock) and related Prospectus of Precision Therapeutics, Inc. dated August 24, 2007 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

August 24, 2007